Exhibit 99.1

KULR Technology Group Inc. Reports Financial Results for

the Three Months Ended March 31, 2020

CAMPBELL, Calif., June 25, 2020 – KULR Technology Group, Inc. (OTCQB: KULR), (the “Company” or “KULR”), a leading developer of next-generation thermal management technologies, announced the release of its financial results of operations for the three months ended March 31, 2020 included in its Form 10-Q filing. KULR’s Chief Executive Officer, Michael Mo, noted “We availed ourselves of the SEC-authorized “COVID-19” filing extension as we tried to identify the impact of the virus on our current and future business operations. In spite of initial caution and negative impact on our Q1 results, and reaction to the economic shelter-in-place rules, we have analyzed our business opportunities and are optimistic about our future. We forecast revenue growth of above 200% year-over-year for Q2’2020 and we target to achieve cash flow break-even by the fourth quarter of 2020.”

Outlook for 2020:

Focus On Revenue

Government Business Activities

We have a history with NASA and government defense customers to create cutting edge technology and then to commercialize those technologies to mass market applications. In the current COVID-19 environment, KULR is fortunate to have ongoing and pending projects with government agencies with defined national security goals and ample budgets. Since the outbreak of COVID-19, KULR has focused on government contracts with NASA, the US Department of Transportation, the US Air Force, the US Army, and the US Defense Logistics Agency.

Since early March 2020, we have filed 10 submissions and proposals, including SBIR applications, AFWERX challenges, and Broad Agency Agreement proposals. The goal is to leverage our long-standing relationship with the US Department of Defense and NASA, further strengthen our research and development (“R&D”) with government funding, increase industry awareness of our world-class battery safety and electronics thermal management technologies, and expand our channels into mass commercialization.

Commercial Customer Activities

On April 13, 2020, we announced that we entered into a license and supply agreement with Americase, LLC, granting a license to Americase for use of our passive propagation resistant (PPR) technology and agreeing to supply our PPR materials for Americase’s “Battery Bag” products. We expect more of these partnerships in the area of battery safety, energy storage, and 5G thermal management, and will continue to explore creative business models with customers to create win-win partnerships and lower our capex spending. We continue to expand our PPR battery design and internal short circuit (“ISC”) battery testing customer engagements into energy storage, electrical transportation and aviation markets.

Management of Cash Resources and Cash Flow

•	Effective February 27, 2020, the Company entered into a twenty-four month Standby Equity Distribution Agreement (“SEDA”) with an Investor, pursuant to which the Company may, at its discretion, sell to up to an aggregate of $8,000,000 (subject to the Investor’s approval for amounts over $100,000) of shares of common to reduce our current liabilities and provide cash to cover immediate working capital needs.

•	On April 27, 2020, we received the proceeds of a $155,226 loan in connection with the CARES Act Paycheck Protection Program (PPP) being administered by the Small Business Administration.

•	Reduction in Expenses. We have taken steps to reduce our average monthly operating expenses through a combination of salary reduction, renegotiation of contractor fees, and reduction in rental space, R&D projects, travel and professional fees. In addition we no longer expect to spend significant amounts on activities like fundraising and merger and acquisition (“M&A”) opportunities that we pursued last year.

Summary Achievements in the Three Months Ended March 31, 2020:

•	We reduced our headcount and monthly operating expenses
•	We raised $1.3 million from the issuance of notes payable, net of issuance expenses
•	We adjusted our business operations to work within the stay at home restrictions imposed by the state of California to control the COVID-19 virus
•	We nearly doubled our service revenues from $25,512 during the three months ended March 31, 2019 to 49,500 during the three months ended March 31, 2020

Three Months Ended March 31, 2020 Financial Summary

The Company has filed its Form 10-Q reporting its results for the three months ended March 31, 2020 with highlights as follows:

•	Total revenue for the three months ended March 31, 2020 was $77,500, compared to revenue of $194,952 in the year ended March 31, 2019 We are still in the early stages of business growth and development of customer relationships which typically begin on a project by project basis, leading to limited volume trials and eventually, product sales. As a result, in the absence of a large installed customer base, our sales can be lumpy and vary from one period to another, however our customer pipeline has been strengthened from 13 customers during 2018 to 28 customers during 2019.

•	Gross profit for the three months ended March 31, 2020, was $51,574, or 66.5% of revenues, compared to gross profit of $133,345, or 68.4% of revenues, for the three months ended March 31, 2019.

•	Total operating expenses, consisting of research and development, selling and marketing, and general and administrative expenses, were $581,240 in the three months ended March 31, 2020, compared to $698,683 in the three months ended March 31, 2019. The decrease is primarily due to reductions in professional fees, stock compensation expense and travel expenses incurred in fundraising and M&A research trips during 2020.

•	Net loss for the three months ended March 31, 2020 was $(550,253), or $(0.01) per share, compared to a net loss of $(565,693) or $(0.01) per share for the three months ended March 31, 2019.

•	Cash was $634,148 as of March 31, 2020, compared with $108,857 as of December 31, 2019.

Management Commentary

“Despite economic uncertainty created by COVID-19 and experiencing some delays with ongoing work, our prospective customer base and customer pipeline remains largely intact. Some of our more mature product development engagements are on track to transition into consistent volume production customers in 2020 and 2021,” said Michael Mo, Chief Executive Officer of KULR Technology Group. “Moreover, we have significantly increased the number of engagements and contract work with strategic government customers including NASA, the US Department of Transportation, US Air Force, US Army and the Defense Logistics Agency in projects that have a high degree of funding commitment.”

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (OTCQB: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on May 14, 2020. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely based on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

Keith Pinder

Landon Capital

Main: (404) 995-6671

kpinder@landoncapital.net

Media Contact:

Derek Newton

Head, Media Relations

Main: (786) 499-8998

derek.newton@kulrtechnology.com